Exhibit 107

Calculation of Filing Fee Tables

           F-1

(Form Type)

Shengfeng Development Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

			Fee		Proposed	Proposed
			Calculation		Maximum	Maximum
			or Carry		Offering	Aggregate			Amount of
	Security		Forward	Amount	Price Per	Offering			Registration
	Type	Security Class Title	Rule	Registered	Unit	Price(1)		Fee Rate	Fee
	Equity	Units, each consisting of one Class A Ordinary Share, par value $0.0001 per share, and one Warrant to purchase one Class A Ordinary Share	Rule 457(o)	–	–	$30,000,000		0.00011020	$3,306.00
Fees Previously Paid	Equity	Class A Ordinary Shares included as part of the Units	Rule 457(o)	–	–	–		–	–
	Equity	Warrants to purchase Class A Ordinary Shares included as part of the Units(2)	Rule 457(g)	–	–	–		–	–
	Equity	Class A Ordinary Shares issuable upon exercise of the Warrants	Rule 457(o)	–	–	$33,000,000	(3)	0.00011020	$3,636.60
Fees Previously Paid	–	–	–	–	–	–		–	$13,885.20
	Total Offering Amounts					$63,000,000			$6,942.60
	Total Fees Previously Paid								$13,885.20
	Total Fee Offset								$0
	Net Fee Due								$0

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)

In accordance with Rule 457(g) under the Securities Act, because the Registrant’s Class A Ordinary Shares underlying the Warrants are registered hereby, no separate registration fee is required with respect to the Warrants registered hereby.

(3)	The Warrants are exercisable at a per-share exercise price equal to 110% of the public offering price per Unit in this offering. As estimated solely for the purpose of recalculating the registration fee pursuant to Rule 457(o) under the Securities Act, the proposed maximum aggregate offering price of the Warrants is equal to 110% of US$30,000,000.